EXHIBIT 99.1

InoLife Technologies, Inc. Acquires STEMTIDE, Inc.

Agreement Provides Manufacturing and Distribution Rights to

“Stem Cell” Anti-Aging Products

RALEIGH, NC and HOUSTON, TX   July 14th, 2011 – InoLife Technologies, Inc. (OTCBB: INOL), a service based healthcare products development, integration and marketing company, announced today its acquisition of all of the outstanding shares of common stock of Stemtide, Inc., (“STEMTIDE”).  The principal asset of STEMTIDE is the perpetual fully paid and non-exclusive manufacturing and marketing rights to the STEMTIDE Age-Reversing Products, throughout the United States which products are licensed from an affiliate of the principal shareholders of InoLife.  Consideration for the acquisition was 50 million shares of INOL stock and residual payments of 10% of the gross profits derived from the sale of the Age-Reversing Products.

STEMTIDE, is a biotechnology company with manufacturing and marketing rights to the age reversing products which are chemical free formulas for activation of endogenous “stem cells” in the skin and body, formulated exclusively from all natural ingredients.  The underlying science and technology embodied in these products, was the result of over two decades of international and domestic research into the natural causes of aging, and how to reverse the aging process, led by Dr. Dana F. Flavin, MD, MS, physician, research scientist of international renown, publisher and inventor who has  authored ten previously issued US and International bio-tech patents.  This breakthrough science has multiple applications including creams and lotions for “anti-aging” or “age reversing” stimulating follicle growth, facilitating skin repair and curing cystic acne.  The Stemtide creams for the face and body reverse aging by activating the body’s own ”stem cells” in the skin to increase the natural substances that promote moisture and fullness in the skin, and activate each cell to regenerate the tissue.  This technology is actually using nature, itself, to reverse its own natural aging processes.

“The market timing is opportune for introduction of STEMTIDE’s products. The global market for skin care products remains robust, with North American and EU sales projected to reach $274 Billion by 2013”, said Gary Berthold, CEO of InoLife.  “The “anti aging” segment of the skin care and cosmeceutical market, STEMTIDE’s segment, is burgeoning. This explosive growth is bolstered by the aging baby boomer population and the increasing awareness about age prevention by younger consumers in the 25 to 30 year old age group.  The STEMTIDE creams and derivative products stand alone in this segment which presently contains no comparable “age reversing” products.”.”

“Stem Cell Science has recently emerged as the most rapidly accelerating, high profile area in all of developing medicine,” said Jay Lussan, CEO of STEMTIDE.  “Our business is at the forefront of the commercialization, and continuing creation of proprietary Intellectual Property, employing  new science in the manufacturing, branding,  and marketing of an integrated program of age reversing and other cosmeceutical creams and lotions.  We are confident that providing InoLife with the manufacturing and marketing of the STEMTIDE products, will result in a significant market impact, and the establishment of substantial brand equity, utilizing InoLife’s marketing expertise in strategically positioning these unique products in the marketplace.”

About InoLife Technologies, Inc.

InoLife Technologies, Inc. is organized to develop and market DNA Testing products within the US.  The Company's mission is to aggressively identify, manufacture and market innovative and affordable healthcare products and services directly to the marketplace.  By targeting cutting-edge DNA-based testing and reporting methodologies, the company is able to significantly benefit the health and wellness needs of both individuals and their healthcare providers.

InoLife Technologies, Inc., markets the commercial use of proprietary Intellectual Property by manufacturing, brand marketing and selling an integrated program of age reversing creams and lotions.  These products will be sold directly to consumers through e-commerce, direct sales, pharmacies, retailers, distributors and healthcare providers.  It also offers products that are sold only to physicians, hospitals, outpatient facilities and others in the medical community for use with their patients.

About STEMTIDE, INC.

STEMTIDE is a private entity which was formed to research, brand and commercialize the STEMTIDE breakthrough, patent pending, stem cell activation technology, which is embodied in its extended line of age-reversing skin creams and lotions for face and body.  These products are all based upon the company’s unique, technologies and methods, use all natural substances and ingredients to produce chemical free cosmeceuticals for which patent applications have been filed in the United States, and internationally.

Forward-Looking Statements:  Safe Harbor Statement under the Private securities Litigation Reform Act of 1995:  The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

INVESTOR RELATIONS:

BUZZBAHN, LLC

Steve Reiss

516-570-3850

inol@buzzbahnllc.com

www.buzzbahnllc.com